Exhibit 10.1

Manugistics [logo]
Leveraged Intelligence

9715 Key West Avenue
Rockville, MD 20850-3915
tel. (301) 255 5000
fax (301) 255 5370

www.manugistics.com

September 3, 2004

Jeffrey L. Kissling
3075 Trout Run Rd
York, PA 17402

Dear Jeffrey:

We are pleased to offer you the position of Chief Technology Officer, reporting to Joe Cowan, Chief Executive Officer.

In this position, your salary, on an annual basis, will be $225,000.00 and will be payable in accordance with Company policy. You are also eligible to begin participation in Manugistics’ FY 05 Incentive Plan Program, which commenced March 1, 2004. This Program offers you the opportunity to receive up to 60% of your base salary, prorated based upon your date of hire. Manugistics’ fiscal year is March 1 – February 28. The terms and conditions of this Plan will be presented to you by Joe Cowan upon joining the Company. This position has regular performance reviews; your first performance review is scheduled for March 1, 2005 and will be prorated accordingly. This position is exempt, at-will and may be terminated at any time.

We will also recommend to the Compensation Committee of the Board of Directors that you be granted an option to purchase 200,000 shares of common stock of the Company under the 1998 Amended and Restated Stock Option Plan (the “Plan”), vesting over five (5) years from the date of grant in sixty (60) equal monthly installments. The option shall be granted with an exercise price per share equal to the fair market value of a share of common stock of the Company on the grant date as determined under the Plan. Fair market value as determined under the Plan is the average of the high and low of a share of the Company’s common stock on the trading day immediately preceding the date of grant as reported by the NASDAQ Nation Market System.

In the event that the Company has a change of control, which is defined as fifty-one percent (51%) of the Company’s voting stock having a change in ownership: (a) if your responsibilities are not affected, fifty percent (50%) of your outstanding options set out above shall immediately vest; (b) if your responsibilities are significantly diminished or you are actually or constructively terminated, i.e., your responsibilities no longer consist of those reasonably associated with the position of Chief Technology Officer, one hundred percent (100%) of the outstanding options set out above shall immediately vest. The number of option shares vesting shall be determined by multiplying the original number of option shares granted which are still outstanding by the applicable percentage. A change in

Jeffrey Kissling
September 3, 2004
Page Two

ownership of “fifty-one percent (51%) of the Company’s voting stock” shall mean a change in ownership as a result of a single purchase or series of related purchases by a single purchaser or a group of purchasers acting in concert by way of merger, consolidation or otherwise. The change of control rights granted herein are in addition to other similar rights granted under the Plan.

Our stock plan administrator will provide you with written confirmation of stock options awarded.

In brief (effective on your first day of employment) you will be eligible for our comprehensive Manugistics benefits program, which includes:

o	Manugistics, Inc. 401(k) Retirement Savings Plan

o	Comprehensive Medical Care; Dental Care, Vision Care

o	Life Insurance; Accidental Death and Dismemberment Insurance; Long-Term Disability

o	Vacation (The first and last years are earned on a pro-rated schedule.)

o	Sick Leave

o	Company and Personal Holidays

Additional information on these and other valuable benefits is enclosed for your reference.

As required by the Immigration Reform and Control Act of 1986, on your first day of employment, you must provide Manugistics with documentation verifying your eligibility to work in the United States. Acceptable forms of documentation are described on the attached Employment Eligibility Verification form.

Dependent on the type of position you are being offered, you may be required to obtain security clearance to work on specific projects. Therefore, you consent to completing the necessary background investigation in order to receive this clearance.

If the company terminates your employment for its convenience, as compared to cause, such as for gross misconduct or upon a criminal conviction, you will receive your base salary in accordance with the Company’s regular payroll practices, and benefits to extent you are eligible to receive such benefits under the terms of those plans following termination of employment, for a 26 week period commencing on your termination date; provided that the foregoing salary and benefits will cease immediately if you begin alternative employment during this 26 week period. Any period during which you are receiving these payments and benefits is called your “Severance Period.” You will not earn any incentive compensation during this Severance Period, but you will be entitled to receive any incentive compensation earned prior to the date of termination. You will be considered to have earned incentive compensation for this purpose through the last day of the last full fiscal quarter during which you were employed by the Company. During your Severance Period, any options which you hold will continue to vest in accordance with their terms.

Jeffrey Kissling
September 3, 2004
Page Three

In order to receive the benefits described herein, you will be required to execute a Termination Agreement which will include a non-compete agreement (substantially in the form set forth in the Company’s Conditions of Employment) and a full release of claims.

All compensation and benefits included as part of this offer will conform to the Company’s standard policies, practices and plans. In the event of any question with regard to the compensation and benefits described in this letter, the Compensation Committee of the Board of Directors will make the final determination with regard to any interpretation relating to the elements of your compensation package.

In the event of a dispute concerning the terms and conditions of employment, or the termination of that employment, the parties agree to binding arbitration by and under the rules of the American Arbitration Association, at Manugistics’ expense (other than your personal attorney who you will hire at your expense).

Please signify your acceptance by signing this letter, completing the enclosed paperwork and returning these documents to Human Resources. By doing so, you agree, among other things, to comply with the non-competition, secrecy, and other provisions of the Company’s Conditions of Employment. This offer of employment expires 7 days from the date of this letter. In keeping with Manugistics policy, all offers are contingent upon successful completion of employment references.

We look forward to your joining Manugistics on September 3, 2004, and are confident that the association will be mutually rewarding. There will be a new employee orientation conducted that will review our processes, procedures and standards.

Sincerely,

Manugistics, Inc.

/s/ Robin Hoesch
Robin Hoesch
Vice President
Human Resources

Accepted by:

/s/Jeffrey L. Kissling	September 3, 2004
Jeffrey L. Kissling	Date

cc: Joe Cowan
Enclosures